Pricing Supplement dated March 12, 2001                           Rule 424(b)(3)
(To Prospectus dated December 1, 1999 and                     File No. 333-88509
Prospectus Supplement dated June 28, 2000)                   Cusip No. 88319QD26

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue
                                   Fixed Rate


Principal Amount: $300,000,000             Interest Rate: 5.95%
Agent's Discount or Commission: 0.350%     Original Issue Date:  March 15, 2001
Net Proceeds to Issuer:  $298,275,000      Stated Maturity Date:  March 15, 2004


Interest Payment Dates:
       |X| March 15 and September 15
       |_| Other:

Regular Record Dates
(if other than the last day of February and August):

Redemption:
       |X| The Notes cannot be redeemed prior to the Stated Maturity Date. |_| The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
       |X| The Notes cannot be repaid prior to the Stated Maturity Date. |_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: |_|     Yes  |X|   No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:

Agent:
    |_| Merrill Lynch, Pierce, Fenner    |_| First Union Securities, Inc.
        & Smith Incorporated             |X| FleetBoston Robertson Stephens Inc.
    |_| Banc of America Securities LLC   |_| J.P. Morgan Securities Inc.
    |_| Banc One Capital Markets, Inc.   |X| Salomon Smith Barney Inc.
    |X| Barclays Capital Inc.            |X| UBS Warburg LLC
    |_| Chase Securities Inc.            |_| Other: _______________
    |_| Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:
       |_| Agent      |X|  Principal

         The Agents have severally agreed to purchase from Textron Financial Corporation, and Textron Financial Corporation has agreed to sell to the Agents, the principal amount of Notes set forth below opposite their respective names.

                  Agent                                Principal Amount of Notes

         UBS Warburg LLC                                    $100,500,000
         Salomon Smith Barney Inc.                           100,500,000
         Barclays Capital Inc.                                49,500,000
         FleetBoston Robertson Stephens Inc.                  49,500,000
                                                            -------------
                  Total:                                    $300,000,000
                                                            ============

If as Principal:
       |_| The Notes are being offered at varying  prices  related to prevailing market prices at the time of resale.
       |X| The Notes are being offered at a fixed initial public offering price of 99.775% of the principal amount.
                 Selling Concession: 0.200% of the principal amount of the Notes
                 Reallowance: 0.125% of the principal amount of the Notes

If as Agent:

         The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

Other Provisions: N/A

         Terms are not completed for certain items above because such items are not applicable.